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Exhibit 2.6

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

by and among

VERIZON INFORMATION TECHNOLOGIES LLC,

NORTHERN NEW ENGLAND TELEPHONE OPERATIONS INC.,

ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC.

and

FAIRPOINT COMMUNICATIONS, INC.

January 15, 2007

Table of Contents

		Page
ARTICLE I
DEFINITIONS
ARTICLE II
TRANSITION SERVICES
2.1	Transition Services and Fees	4
2.2	Third-Party Vendor Costs	5
2.3	Special Services and Fees	5
2.4	Schedule B Fee	5
2.5	Service Administration	5
2.6	Supplier to Pay Its Affiliates and Vendors	5
2.7	Supplier Cutover Planning Services	5
2.8	Performance by Buyers and FairPoint	5
2.9	Services Not to Be Withheld	6
ARTICLE III
SCOPE OF SERVICES; CHANGES
3.1	General Scope	6
3.2	Changes in Scope	6
ARTICLE IV
CUTOVER REPORTS
4.1	Cutover Plan	7
ARTICLE V
THIRD-PARTY INTELLECTUAL PROPERTY
5.1	Intellectual Property	9
5.2	Obtaining Waivers or Licenses	9
5.3	Alternatives	10

i

ARTICLE VI
PAYMENT FOR TRANSITION SERVICES
6.1	Payment Upon Termination	11
6.2	Closing Date Service Payments	11
6.3	Subsequent Service Invoices and Payment	11
6.4	Invoices	11
6.5	Late Payment	11
6.6	Surviving Obligations	11
ARTICLE VII
SERVICE LEVEL COMMITMENTS
7.1	General	12
7.2	Supplier Cooperation	12
7.3	Correction	12
ARTICLE VIII
PERSONNEL AND SYSTEMS PROVIDING TRANSITION SERVICES
8.1	Personnel	12
8.2	Intellectual Property, Equipment and Systems	13
ARTICLE IX
INTENTIONALLY OMITTED
ARTICLE X
EMPLOYMENT OF CONTRACTORS OR THIRD PARTIES
10.1	Subcontractors	13
10.2	Subcontractor Payments	13
ARTICLE XI
SINGLE POINT OF CONTACT; DISPUTE RESOLUTION
11.1	Single Point of Contact	13
11.2	Dispute Resolution	13

ARTICLE XII
POLICIES, PROCEDURES AND TRAINING
12.1	Policies and Procedures	14
12.2	Training	14
12.3	No Warranty	14
ARTICLE XIII
TERM
13.1	Term	14
13.2	Full Term Cutover Notice	15
13.3	Notice of Readiness for Early Cutover in Respect of Schedule A, Schedule C and Schedule D Services	15
13.4	Notice of Readiness for Early Cutover in Respect of Schedule A Services and Schedule D Services Only	15
13.5	Notice of Readiness for Early Cutover in Respect of Schedule C Services Only	15
13.6	Cutover Date Notice	16
ARTICLE XIV
TERMINATION
14.1	Termination of Agreement	16
14.2	Post Expiration Continuation of Services	17
14.3	Survival	17
ARTICLE XV
LIMITATION ON LIABILITIES
15.1	Limitation on Liabilities	17
15.2	No Warranties; No Special Damages	17
15.3	Exceptions to Limitations	17
ARTICLE XVI
INDEMNIFICATION
16.1	Indemnification by Surviving Corporation	18
16.2	Indemnification by Supplier	18
16.3	Tax Indemnification	18
16.4	Indemnification Procedure- Defense of Claims	18
16.5	Surviving Liability	20

ARTICLE XVII
TAXES
17.1	Taxes	20
ARTICLE XVIII
RECORDS; ACCESS
18.1	Records	20
18.2	Access to Books, Records, Personnel	20
ARTICLE XIX
DISPUTE RESOLUTION
19.1	General	21
19.2	Initiation	21
19.3	Arbitration Request	21
19.4	Injunctive Relief and Specific Performance.	22
ARTICLE XX
PLANT WORK RULES AND RIGHT OF ACCESS
20.1	Compliance	22
20.2	Access to Facilities	22
20.3	Computer Matters	22
ARTICLE XXI
INSURANCE
21.1	Coverage	23
21.2	Self-insurance	23
21.3	Rating	23
21.4	Subrogation	23
21.5	Indemnification	24
ARTICLE XXII
MISCELLANEOUS
22.1	Notices	24
22.2	Assignment; Exclusivity	25
22.3	Amendments	25
22.4	Headings/Captions	26
22.5	Entire Agreement	26
22.6	Waiver	26
22.7	Counterparts	26
22.8	Governing Law	26
22.9	Further Assurances	26
22.10	Severability	26
22.11	No Third-Party Beneficiary	27
22.12	Independent Contractor	27
22.13	Governing Provisions	27
22.14	Force Majeure	27
22.15	Confidentiality	28

TRANSITION SERVICES AGREEMENT

        Transition Services Agreement, dated as of January 15, 2007, by and among Verizon Information Technologies LLC ("Supplier"), Northern New England Telephone Operations Inc. and Enhanced Communications of Northern New England Inc. (collectively, "Buyers") and FairPoint Communications, Inc. FairPoint ("FairPoint" and following the Closing, the "Surviving Corporation").

RECITALS

        WHEREAS, Verizon Communications Inc., Northern New England Spinco Inc., and FairPoint have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which FairPoint will be the surviving entity in a merger ("Merger") with Northern New England Spinco Inc.; and Verizon Communications Inc. and Northern New England Spinco Inc. have entered into a Distribution Agreement, dated as of the date hereof (the "Distribution Agreement");

        WHEREAS, Buyers will be, after the consummation of the Merger, subsidiaries of the Surviving Corporation;

        WHEREAS, after the Merger, the Surviving Corporation and Buyers will operate certain businesses including, but not limited to, businesses which provide local exchange and long distance telecommunications services in the States of Maine, New Hampshire and Vermont which businesses were formerly operated by Affiliates of Supplier;

        WHEREAS, Supplier and its Affiliates have employees with expertise and capabilities to provide the Transition Services described herein and in the attached Schedules; and

        WHEREAS, Buyers, FairPoint and Supplier (each, a "party" and collectively, the "parties") desire to enter into an agreement whereby Supplier and its Affiliates, on the terms and conditions set forth in this Agreement, will provide certain Transition Services to the Buyers exclusively for the benefit of the Spinco Business and not for the benefit of FairPoint's or Surviving Corporation's other Affiliates.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows.

ARTICLE I

DEFINITIONS

        Capitalized terms used in this Agreement or its Schedules but not defined herein or therein shall have the meanings given them in the Merger Agreement. Other capitalized terms, as used herein, have the meanings set forth below or elsewhere in this Agreement.

        "Agreement" means this Transition Services Agreement, together with the Schedules attached hereto and made a part hereof.

        "Applicable Rate" means the three-month LIBOR rate published on Telerate Page 3750 as of 11:00 a.m. London time, on the date which is two days prior to the date such rate is determined less 10 basis points, such rate to be reset every 90 days.

        "Approved Third-Party Intellectual Property" has the meaning set forth in Section 5.1(ii) hereto.

        "Buyers" has the meaning set forth in the preamble hereto.

        "Change of Control" means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act and Sections 13(d) and 14(d) of the Securities Exchange Act) that is a direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), acquires by way of a stock issuance, stock purchase, tender offer, merger, consolidation or other business combination or otherwise, greater than 50% of the total voting power entitled to vote in the election of directors of either of the Buyers, or the Surviving Corporation, (ii) any merger, consolidation, reorganization or other business combination with a Person in which either of the Buyers or the Surviving Corporation does not survive, (iii) any merger, consolidation, reorganization or other business combination in which either of the Buyers or the Surviving Corporation survives, but the shares of common stock outstanding of either of the Buyers or Surviving Corporation or its ultimate controlling Affiliate immediately prior to such merger, consolidation, reorganization or other business combination represent 50% or less of the voting power of either of the Buyers or the Surviving Corporation after such merger, consolidation, reorganization or other business combination and (iv) any transaction or series of transactions in which assets comprising more than 50% of the total assets of either of the Buyers or Surviving Corporation and its Subsidiaries (in value) are sold to another Person.

        "Change Request" has the meaning set forth in Section 3.2(b) hereto.

        "Conforming Change" has the meaning set forth in Section 3.2(a) hereto.

        "Contributing Companies" has the meaning set forth in the Distribution Agreement.

        "Cutover" has the meaning set forth in Section 4.1(b) hereto.

        "Cutover Plan" has the meaning set forth in Section 4.1(e) hereto.

        "Cutover Planning Committee" has the meaning set forth in Section 4.1(a) hereto.

        "Direct Claim" has the meaning set forth in Section 16.4(b).

        "Distribution Agreement" has the meaning set forth in the Recitals hereto.

        "FairPoint" has the meaning set forth in the preamble hereto.

        "FairPoint Cutover Preparation Tasks" has the meaning set forth in Section 4.1(f).

        "Final Cutover Date" has the meaning set forth in Section 13.6 hereto.

        "Fixed Monthly Service Fee" has the meaning set forth in Section 2.1(a) hereto.

        "Force Majeure Event" has the meaning set forth in Section 22.14 hereto.

        "Indemnitee" means a Supplier Indemnitee or a FairPoint Indemnitee, as the case may be.

        "Indemnitor" means any person or entity required to provide indemnification under this Agreement.

        "Initial Payment" has the meaning set forth in Section 6.2 hereto.

        "Holdover Period" has the meaning set forth in Section 14.2.

        "Intellectual Property" has the meaning set forth in the Intellectual Property Agreement which is one of the Transaction Agreements as defined in the Merger Agreement.

        "Losses" has the meaning set forth in the Merger Agreement.

        "Merger" has the meaning set forth in the Recitals hereto.

        "Merger Agreement" has the meaning set forth in the Recitals hereto.

        "Notice Effective Date" has the meaning set forth in Sections 13.3, 13.4 and 13.5 hereto.

        "Preliminary Cutover Plan" means the written document prepared by Supplier which includes, without limitation, a plan which identifies specific business and systems deliverables to be delivered by Supplier to Buyer in stages. The plan includes, without limitation, the extraction of data contained in certain electronic databases of the Spinco Business in two test extracts and one final extract and the transfer of such data to the Surviving Corporation or its designee in an existing format defined by Supplier. The plan shall also include a description of the activities that must be performed by Supplier and Buyers to transfer customer service responsibility for long distance customers of the Spinco Business to Buyers. Additionally, the plan shall include a description of the activities that must be undertaken by Supplier and Buyers to transfer customer service responsibility for the dial-up, DSL and fiber to the premises (aka Fios) data and other ISP customers of Spinco Business to Buyers. Further, the plan shall also include a description of the activities that must be undertaken by Supplier and Buyers should Schedule A Services and Schedule D Services be terminated prior to the termination of Schedule C Services and a description of the activities that must be undertaken by Supplier and Buyers if Schedule C Services were to be terminated prior to the termination of Schedule A Services and Schedule D Services and a description of the activities that must be undertaken by Supplier and Buyers if Schedule C Services were to be terminated prior to the termination of Schedule A Services and Schedule D Services.

        "Preliminary FairPoint Cutover Preparation Tasks" means a written document prepared by FairPoint which identifies those activities that FairPoint must undertake and complete to be prepared for cutover.

        "Schedule A Fee" has the meaning set forth in Section 2.1(b) hereto.

        "Schedule A Services" has the meaning set forth in Section 2.1 hereto.

        "Schedule B Fee" has the meaning set forth in Section 2.4 hereto.

        "Schedule B Services" has the meaning set forth in Section 2.4 hereto.

        "Schedule C Fees" has the meaning set forth in Section 2.1(c) hereto.

        "Schedule C Services" has the meaning set forth in Section 2.1 hereto.

        "Schedule D Fees" has the meaning set forth in Section 2.1(d) hereto.

        "Schedule D Services" has the meaning set forth in Section 2.1 hereto.

        "Senior Executive Officers" means, in the case of FairPoint, Peter Nixon, and in the case of Supplier, Stephen E. Smith.

        "Service Modification" has the meaning set forth in Section 3.2(b) hereto.

        "Settlement Requirements" has the meaning set forth in Section 16.4(a).

        "Single Point of Contact" has the meaning set forth in Section 11.1 hereto.

        "Special Services" has the meaning set forth in Section 2.3 hereto.

        "Special Services Fee" has the meaning set forth in Section 2.3 hereto.

        "Spinco Business" has the meaning set forth in the Distribution Agreement.

        "Supplier" has the meaning set forth in the preamble hereto.

        "Supplier License Fees" has the meaning set forth in Section 2.2 hereto.

        "Supplier Cutover Planning Services" has the meaning set forth in Section 4.1(b) hereto.

        "Supplier Indemnitees" has the meaning set forth in Section 16.1 hereto.

        "Surviving Corporation" has the meaning set forth in the preamble hereto.

        "Team Leader" has the meaning set forth in Section 4.1(a) hereto.

        "Termination Schedule" has the meaning set forth in Section 4.1(a) hereto.

        "Tax" has the meaning set forth in the Merger Agreement.

        "Third Party Claim" has the meaning set forth in Section 16.4(a).

        "Third-Party Contractors" has the meaning set forth in Section 10.1 hereto.

        "Third-Party Intellectual Property" has the meaning set forth in the Merger Agreement.

        "Third-Party Vendor Costs" has the meaning set forth in Section 2.2 hereto.

        "Third-Party Vendors" has the meaning set forth in Section 2.2 hereto.

        "Transition Service" has the meaning set forth in Section 2.1 hereto.

        "Unit-Based Service Fee" has the meaning set forth in Section 2.1(d) hereto

ARTICLE II

TRANSITION SERVICES

        2.1    Transition Services and Fees.

        (a)   Following the Closing, and subject to the terms and conditions hereof, Supplier shall arrange for, procure, aggregate and otherwise cause its Affiliates and their employees to provide to the Buyers for use in the Spinco Business during the term hereof the services listed on Schedule A (collectively "Schedule A Services" and each service a "Schedule A Service"), the services listed on Schedule C (collectively, the "Schedule C Services" and each service, a "Schedule C Service") and the services listed on Schedule D (collectively the "Schedule D Services" and each service a "Schedule D Service") the Schedule A Services, Schedule C Services and the Schedule D Services (collectively, the "Transition Services" and each service, a "Transition Service"). Each of Schedule A, Schedule C and Schedule D includes, for each Transition Service, (i) a description of the service (or group of related services) to be performed and (ii) significant performance requirements of Supplier or its Affiliates and Buyers and other special terms and conditions relating directly to the services to be performed.

        (b)   The Schedule A Services shall be provided for the following monthly fee (each a "Schedule A Fee"):

For the first eight months after the closing Date:	$14,200,000 per month
For each month beginning in the ninth month after closing	$500,000 less than for the prior month
For the thirteenth month	$14,700,000 per month
For each month following the thirteenth month until termination of the Schedule A Services
$500,000 more than the amount paid with respect to the prior month, provided that no increase shall occur after 60 calendar days after the Notice Effective Date with respect to early termination pursuant to Section 13.3, 13.4 or 13.5 hereof.

        For example, in the tenth month, the Schedule A Fee shall be $13,200,000 and in the fourteenth month the Schedule A Fee shall be $15,200,000. The Schedule A Fee is exclusive of any Taxes, which shall be allocated as provided in Article XVII.

        (c)   The Schedule C Services shall be provided for the fees described in Schedule C (the "Schedule C Fees"), stated as a monthly fixed payment (a "Fixed Monthly Service Fee"). The Schedule C Fees are exclusive of any Taxes, which shall be allocated as provided in Article XVII.

        (d)   The Schedule D Services shall be provided for the fees described in Schedule D (the "Schedule D Fees"), stated as a monthly fixed payment (a "Fixed Monthly Service Fee") or a "Unit

Based Service Fee" as applicable. The Schedule D Fees are exclusive of any Taxes, which shall be allocated as provided in Article XVII.

        2.2    Third-Party Vendor Costs.    In order to provide the Transition Services, the parties acknowledge and agree that it may be necessary for Supplier to pay third-party suppliers or vendors ("Third-Party Vendors") incremental or other costs and expenses or new costs or expenses incidental to Supplier's providing transition support for the Buyers, including without limitation, product and service fees, programming fees, Taxes, maintenance fees, initiation and set-up costs and license fees and costs (including attorney's fees) associated with any obtaining licenses, approvals, waivers or rights relating to Third-Party Intellectual Property as described in Article V. Collectively such incremental costs and expenses payable to third parties described in the preceding sentence are "Third-Party Vendor Costs". Third-Party Vendor Costs associated with Schedule A Services shall be paid by Supplier. Third-Party Vendor Costs associated with Schedule C and Schedule D Services are in addition to the Schedule C and Schedule D Fees described in Section 2.1(c) and 2.1(d) and are payable by Buyers or FairPoint to Supplier pursuant to Article VI.

        2.3    Special Services and Fees.    Buyers or FairPoint may request that Supplier or its Affiliates participate in meetings, telephone calls, or other consultations for Buyers or FairPoint to perform their respective requirements as described in Schedule A, Schedule C or Schedule D ("Special Services"). Supplier shall consider all requests for Special Services in good faith, and shall provide such Special Services, where in Supplier's judgment Supplier or its Affiliates can provide such Special Services without materially adversely disproportionately or unreasonably impacting Supplier's or its Affiliates' then current operations and planned future work loads and without violating any applicable law, regulation or agreement; and further provided that Supplier and its Affiliates shall have no obligation to share Verizon Proprietary Business Information or provide any training to FairPoint or its representatives or agents. After the first 500 hours of Special Services which shall be provided by Supplier to FairPoint without cost and related to planning for the receipt of the Transition Services, FairPoint shall pay Supplier for Special Services at the rate of $125 per hour (the "Special Service Fee"). FairPoint shall also reimburse Supplier for all reasonable pre-approved out-of-pocket travel-related costs and expenses in connection with providing Special Services hereunder.

        2.4    Schedule B Fee.    Prior to the Closing, Supplier and its Affiliates shall provide the services listed in Schedule B (the "Schedule B Services") for the fee described on Schedule B (the "Schedule B Fee"), which fee is exclusive of Taxes. FairPoint shall pay Supplier the Schedule B Fee in the amount and at the time specified in Schedule B.

        2.5    Service Administration.    Supplier shall administer this Agreement with respect to the delivery of Transition Services. As more fully described in Article XI and subject to specific arrangements set forth in Schedule A, Schedule C and Schedule D, Supplier shall coordinate all communications, questions and problem resolution with respect to all Transition Services.

        2.6    Supplier to Pay Its Affiliates and Vendors.    Without limiting the obligation of the Buyers under Article VI, Supplier shall be responsible to pay its Affiliates for any Transition Services or Special Services provided and pay Third-Party Vendors for Third-Party Vendor Costs.

        2.7    Supplier Cutover Planning Services.    Supplier shall provide the Supplier Cutover Planning Services described in Article IV at no additional cost.

        2.8    Performance by Buyers and FairPoint.    Subject to Section 14.2, the Buyers and FairPoint shall perform in a timely fashion those tasks, and provide the personnel, facilities and accurate information, as are expressly set forth in the Schedules hereto. In addition, the Buyers and FairPoint agree to use commercially-reasonable efforts to cooperate with Supplier and its Affiliates, and to perform, in a timely fashion, those additional commercially-reasonable tasks directly related to the performance of the Transition Services which Supplier may reasonably request. FairPoint's and Buyers' failure to cooperate with Supplier in the manner requested shall not relieve Supplier of its obligations hereunder, except and to the extent that such failure would preclude or materially interfere with performance by Supplier of a particular component of the Transition Services.

        2.9    Services Not to Be Withheld.    Subject to Supplier's rights under Article XIV and provided none of Buyers or FairPoint is in default of its obligation to pay fees or has refused to pay fees hereunder in bad faith, or has had a Change of Control, Supplier shall not intentionally withhold the provision of any or all of the Schedule A Services, or substantially all of the Schedule C Services or Schedule D Services for any reason during the term of this Agreement. If Supplier breaches or threatens to breach the provisions of this Section, Supplier agrees that FairPoint and Buyers will be irreparably harmed, and, without any additional findings of irreparable injury or harm or other considerations of public policy, FairPoint and/or Buyers shall be entitled to apply to a court of competent jurisdiction for and, provided FairPoint and/or Buyers follow the appropriate procedural requirements (including notice and an affidavit that none of Buyers or FairPoint has failed to make all undisputed payments or is in material breach), Supplier shall not oppose the granting of an injunction compelling specific performance by the Supplier of its obligations under this Agreement without the necessity of posting any bond or other security. Supplier further agrees not to oppose any such application for injunctive relief.

ARTICLE III

SCOPE OF SERVICES; CHANGES

        3.1    General Scope.    Each Transition Service described on Schedule A, Schedule C and Schedule D is limited to such functionality as was included in the same service which was provided to Verizon New England Inc. or any of the Contributing Companies, as applicable, on the date immediately prior to the Closing Date, unless the service descriptions on the Schedules hereto specifically indicate otherwise. Unless otherwise specifically stated in the Schedules hereto, Transition Services are provided only in respect of the Spinco Business as conducted (or substantially as conducted) on the Closing Date by Buyers or their Affiliates as successors to one or more of the Contributing Companies, as defined in the Distribution Agreement, and such services are not provided in respect of, or in support of, or in combination with, any other business operation or interests of Buyers, Surviving Corporation or their Affiliates. Except as specifically described in the Schedules hereto or this Agreement, neither Supplier nor its Affiliates shall have any obligation to provide any additional, modified, general or customized services.

        3.2    Changes in Scope.

        (a)   The parties acknowledge and agree that Supplier and its Affiliates shall provide the Transition Services utilizing systems, databases, reports, formats and processes used to support Verizon New England Inc. (and the Contributing Companies as to the respective service they received) immediately prior to the Closing Date, and except as otherwise specifically described herein or in the Schedules hereto, Supplier and its Affiliates are not obligated to make any modification or customization of any such systems, databases, reports, formats or processes. Supplier and its Affiliates will adhere to the policies, practices and methodologies used to support Verizon New England Inc. and the Contributing Companies immediately prior to the Closing Date. During the term of this Agreement, Supplier may at any time modify the Transition Services, as necessary or desirable, to allow for continued or conforming use of the then-existing systems and databases and to allow for continued or conforming adherence to the then-existing policies, practices and methodologies, which Supplier or its Affiliates will use to provide similar services to Verizon New England Inc. or the Contributing Companies after the Closing (each, a "Conforming Change"). Provided that the Conforming Change complies with applicable law, neither Buyers nor Surviving Corporation shall be responsible for any additional costs in connection with such Conforming Change, and Supplier shall reimburse Buyers for all of Buyers' reasonable out-of-pocket costs in connection with the implementation of such Conforming Change. Prior to the implementation of a Conforming Change, Supplier will provide the Buyers with written notice of such change contemporaneously with the notice provided to Verizon New England Inc. or the Contributing Companies, as applicable.

        (b)   In addition to Conforming Changes, during the term, the Buyers or FairPoint may request that Supplier agree to modify any of the Transition Services to comply with then-existing law or requirements of a Governmental Authority (a "Service Modification"). Buyers or FairPoint shall deliver to Supplier's Single Point of Contact (as defined in Article XI) a written description of the proposed change (each, a "Change Request").

        (c)   Supplier shall provide all proposed Service Modifications. Supplier shall make commercially reasonable efforts to complete and implement Service Modifications at the time or on the schedule required by law or requirements of the Governmental Authority, taking into account Supplier's pre-existing work load, service obligations and requirements of law in respect of its Affiliates. The Supplier's time expended to implement a Service Modification (other than a Service Modification required to be implemented by applicable law or any governmental order generally applicable to all telecommunications operators as in effect prior to the Closing Date but not any Service Modification which is part of any order of a Governmental Authority issued in connection with the Merger) shall be billed to Buyers as Special Services. The Buyers shall reimburse Supplier for its costs and out-of pocket expenses associated with implementation and delivery of any post-Closing Service Modification (other than a Service Modification required to be implemented by applicable law or any governmental order generally applicable to all telecommunications operators as in effect prior to the Closing Date but not any Service Modification which is part of any order of a Governmental Authority issued in connection with the Merger). FairPoint shall reimburse Supplier for its cost and out-of-pocket expenses associated with implementation and delivery of any pre-Closing Service Modification (except as provided above).

        (d)   If a Conforming Change occurs or a Change Request is approved in accordance with this Article III, the definition of Transition Services and the Schedules hereto will be deemed amended to reflect the implementation of the Conforming Change or Service Modification as well as any other terms and conditions agreed upon by the parties in writing.

ARTICLE IV

CUTOVER REPORTS

        4.1    Cutover Plan.

        (a)   As of the date hereof, Supplier and FairPoint shall establish a planning committee (the "Cutover Planning Committee") consisting of two representatives of both Supplier and FairPoint (or their Affiliates), to discuss and plan the delivery by Supplier to Buyer of specific business and system deliverables, including without limitation the extraction of data contained in certain electronic databases of the Supplier no later than 15 months after the Closing Date. Each of FairPoint, on the one hand, and the Supplier, on the other hand, shall designate a member of the Cutover Planning Committee as team leader ("Team Leader") who shall have the primary responsibility and accountability for making team assignments for his/her party, coordinating communications between party teams, and assessing and reporting progress planning and implementing the Cutover Plan as described below. Each Party will devote adequate planning resources to their portion of the Cutover Planning Committee to allow for timely planning consistent with timelines established in the Cutover Plan, the Deliverable Schedule and FairPoint Cutover Preparation Tasks. The Parties expect to invite other employees or contractors to participate in specialized areas related to the Cutover Plan based on their areas of expertise and responsibility as it relates to the operation of the Spinco Business. The activities of the Cutover Planning Committee shall be conducted consistent with all applicable requirements of law, regulation and contracts, including antitrust and telecommunications laws.

        (b)   Within 30 calendar days following the date hereof, the Cutover Planning Committee shall hold its initial meeting to commence planning and preparation for the Buyers to cease using all Transition Services and thereafter to operate the Spinco Business using FairPoint's and/or Surviving Corporation's own systems and services or those of other third parties (the "Cutover"). The services provided by the Supplier in connection with planning the Cutover are "Supplier Cutover Planning Services".

        (c)   Within 90 calendar days following the date hereof, Supplier shall deliver to FairPoint Supplier's preliminary draft of a cutover plan (the "Preliminary Cutover Plan") The Preliminary Cutover Plan shall include, among other provisions, a plan for activities and tasks that will be completed prior to and immediately following the Cutover Date, and those matters relating to ISP cutover described on Schedule E hereto.

        (d)   The Cutover Planning Committee shall review the Preliminary Cutover Plan. Within 30 calendar days following receipt, FairPoint may make suggestions for modification and amendment to the Preliminary Cutover Plan. Supplier shall review all such suggestions in good faith and consider, among other factors, their commercial reasonableness, technical feasibility, the anticipated implementation period, available Supplier and Affiliate resources, and existing Supplier and Affiliate obligations and activities. Within 30 calendar days following receipt of the FairPoint suggestions for modification, Supplier shall accept or reject any or all such suggestions in its reasonable discretion and resubmit to FairPoint the Preliminary Cutover Plan. In addition, Supplier will provide a detailed deliverable schedule based on a target cutover date. This schedule, which shall become part of the Cutover Plan, shall include projected time lines for delivery of Supplier deliverables which are sufficient to allow Buyers' testing where applicable, and the final deliverable dates in respect of all portions of the Spinco Business. The final documents delivered to FairPoint by Supplier after good faith consideration of FairPoint modification suggestions shall constitute the "Cutover Plan" Under no circumstances may the Cutover Plan contradict the express terms of this Agreement, unless unanimously agreed to by the Cutover Planning Committee.

        (e)   Within 90 calendar days following the date hereof, FairPoint shall deliver to Supplier a preliminary description of its proposed cutover tasks (the "Preliminary FairPoint Cutover Preparation Tasks"). The Preliminary FairPoint Cutover Preparation Tasks shall include, among other provisions, a suggested cutover date using a target cutover of approximately15 months from the date hereof, a plan for activities and tasks related to pre-cutover acceptance, testing and processing of Supplier's data extracts, and the plan to establish FairPoint systems and processes in order to allow Buyers to function independent of Supplier and its Affiliates.[The Preliminary FairPoint Cutover Preparation Tasks will provide for post-exit regular data feeds to the Supplier such that the Supplier may meet its Schedule A Service obligations related to DSL service with the understanding that such data feeds are provided at no cost to Supplier.]

        (f)    The Cutover Planning Committee shall review the Preliminary FairPoint Cutover Preparation Tasks. Within 30 days following receipt, Supplier shall review and may make suggestions in its reasonable discretion for modification and amendment to the Preliminary FairPoint Cutover Preparation Tasks. Within 30 days after receipt of Supplier's suggestions for modification and suggested cutover date, FairPoint shall accept any or all such suggestions and resubmit to Supplier the Preliminary FairPoint Cutover Preparation Tasks. The final document delivered to Supplier after incorporation of Supplier modification suggestions shall constitute the "FairPoint Cutover Preparation Tasks".

        (g)   In addition to the scheduled reviews and meetings described in the Section 4.1, after delivery of the Cutover Plan, the Cutover Planning Committee and/or Team Leaders shall have additional meetings (telephonically or otherwise) not more frequently than weekly to consider the status of the various plans and consider any mutually-agreed additional plans or schedules.

ARTICLE V

THIRD-PARTY INTELLECTUAL PROPERTY

        5.1    Intellectual Property.    Buyers understand that certain rights and licenses to use Third-Party Intellectual Property may be required to provide Transition Services. Within 60 days after the date of this Agreement, Supplier will commence commercially-reasonable efforts to identify licensors of Third-Party Intellectual Property and determine whether consents or waivers are necessary to be obtained from such licensors in order to provide Transition Services.

        5.2    Obtaining Waivers or Licenses.

        (a)   Subject to the last sentence of Section 6.1, within 90 days after the date of the Agreement, Supplier or its Affiliates shall commence commercially-reasonable efforts to obtain, at Supplier's sole cost and expense, any necessary rights, waivers or licenses to use any and all Third-Party Intellectual Property necessary to provide Schedule A Services and Schedule B Services to the Buyers. Subject to any contrary provision of Schedule C or Schedule D, Supplier shall make similar efforts to obtain any necessary rights, waivers or licenses to use any and all Third-Party Intellectual Property necessary to provide Schedule C Services and Schedule D Services at Buyers' sole cost and expense.

        (b)   To the extent licensors of Third-Party Intellectual Property demand payment of license or other fees for the right to use Third-Party Intellectual Property to deliver Schedule C Services or Schedule D Services, Supplier shall use commercially-reasonable efforts to communicate such demands to FairPoint. FairPoint may direct Supplier to accept or reject such licensor demands and may authorize Supplier in making counteroffers and otherwise direct fee negotiations for a period not to exceed 30 days after receipt of licensor demands.

        (c)   If no agreement with licensors of Third-Party Intellectual Property in connection with Schedule C Services is reached within 30 days after such licensor's first demand, Supplier will resume its sole and exclusive efforts to obtain necessary licenses and rights on commercially-reasonable terms.

Supplier may enter into agreements to pay fees in its sole discretion. All negotiated license fees in respect of Schedule C Services and Schedule D Services shall be paid by Supplier as Third-Party Vendor Costs. FairPoint shall reimburse Supplier for all such fees paid as described in Article VI.

        (d)   FairPoint agrees to reimburse Supplier for all of its costs and expenses incurred in seeking licenses, waivers or rights from all licensors of Third-Party Intellectual Property in connection with Schedule C Services and Schedule D Services including, without limitation, attorneys' fees which are Third-Party Vendor Costs.

        (e)   FairPoint agrees to cooperate as reasonably necessary to assist Supplier with obtaining such licenses. From time to time, Supplier may provide FairPoint with a list of Third Party Intellectual Property for which it is seeking waivers or licenses as described in subsection (a) above. Within 30 days after receipt of any such list FairPoint shall advise Supplier in writing of any such Third Party Intellectual Property, that FairPoint has a license (or will have immediately following Closing) such that it will not be necessary for Supplier to obtain licenses or waivers in respect of the same.

        (f)    Supplier's obligation to provide each Transition Service shall be contingent upon receipt of all necessary third-party approvals, licenses and rights. Failure to receive such approvals, licenses or rights on a timely basis, after Supplier uses its commercially-reasonable efforts, shall be cause for termination of this agreement with respect to any and all Transition Services affected by the failure to receive such approvals, licenses or rights.

        5.3    Alternatives.

        (a)   If after commercially-reasonable efforts to obtain a license have been undertaken as described in Section 5.2 above, any Third-Party Intellectual Property in connection with Schedule C Services or Schedule D Services is not available to Supplier for any reason, Supplier shall suggest specific product alternatives or alternative providers, if known, and if available, provide such information to FairPoint within 120 calendar days of the date Supplier is finally advised that such Third-Party Intellectual Property is not available. Supplier shall obtain a license for the most commercially-reasonable alternative, at FairPoint's sole cost and expense in connection with Schedule C Services or Schedule D Services. If Supplier does not suggest an alternative in respect of Schedule C Services or Schedule D Services as applicable, then FairPoint may suggest an appropriate commercially-available alternative for Supplier's approval, which approval shall not be unreasonably withheld. Supplier shall obtain a license to the alternative suggested by FairPoint, at FairPoint's sole cost and expense in connection with Schedule C Services and Schedule D Services as Third-Party Vendor Costs. If no alternatives are available or approved, then the affected Transition Service shall not be provided.

        (b)   If Third-Party Intellectual Property is only available to be licensed directly by Buyers or FairPoint, Supplier shall so notify FairPoint and FairPoint shall obtain for its own account or for Buyers' account and at FairPoint's cost and expense (not a Third-Party Vendor Cost) in connection with Schedule C Services and Schedule D Services and at Supplier's cost and expense in connection with Schedule A and B Services, such Third-Party Intellectual Property and the right for Supplier to use such Third-Party Software in the provision of Transition Services for a term not to exceed 16 months after the Closing Date.

        (c)   FairPoint Intellectual Property. "FairPoint Intellectual Property" is that Intellectual Property created by FairPoint or developed by a third party on behalf of or at the direction of FairPoint, in which FairPoint has all right, title and interest and which is utilized in the performance of the Transition Services. FairPoint grants Supplier a limited, non-exclusive, revocable, worldwide, paid up license to use FairPoint Intellectual Property solely for the purpose of providing the Transition Services.

ARTICLE VI

PAYMENT FOR TRANSITION SERVICES

        6.1    Payment Upon Termination.    In the event that the Merger Agreement is terminated prior to the Closing in circumstances described in Section 9.3(b) of the Merger Agreement, Supplier will invoice FairPoint for (i) any Special Services Fees, including all pre-approved travel costs in connection with the performance of such Special Services, which for greater certainty, does not include any fee for the 500 hours of Special Services described in Section 2.3 above, or any Special Service Fees which have been paid previously (ii) the number of dollars which is equal to the number of hours Supplier, its Affiliates or contractors have labored to provide Schedule B Services multiplied by the Special Service Fee in an amount not to exceed $34 million; (iii) the amount of Qualified Transition Expenses that exceeds $20 million; and (iv) (without duplication) any and all Taxes arising from or relating to such payments. FairPoint shall pay such invoice, less any amounts disputed in writing, within 15 calendar days of receipt. Notwithstanding anything herein to the contrary, Supplier shall be under no obligation to incur any fees other than Special Service Fees prior to the date when FairPoint's stockholders have approved the merger contemplated by the Merger Agreement.

        6.2    Closing Date Service Payments.    On the Closing Date, the Buyers shall pay Supplier in advance the sum of: (i) Fourteen Million Two Hundred Thousand Dollars ($14,200,000) for Schedule A Services, (ii) the Schedule C Fees for one month, (iii) the Schedule D Fixed Monthly Service Fees for one month (iv) Third-Party Vendor Costs, if any covering the Schedule C Services and Schedule D Services to be provided during the first month after Closing plus, (v) any Taxes arising from or relating to such payments. The payments described in Sections (i) through (v) collectively the "Initial Payment".

        6.3    Subsequent Service Invoices and Payment.

        (a)   Prior to the beginning of the second month after Closing the Supplier will invoice in advance for each month of the term thereafter for (i) the Schedule A Fee at the rate specified in Section 2.1(b), (ii) the Schedule C Fixed Monthly Service Fee, (iii) the Schedule D Fixed Monthly Service Fee (iv) Third-Party Vendor Costs, if any, (without duplicating any Third-Party Vendor Fee previously paid in advance pursuant to Section 6.2(iii) above) covering Schedule C Services and Schedule D Services to be provided in the immediately-following month, and (iv) any Taxes arising from or relating to such payments. The Buyers shall pay such invoice, less any amounts disputed in writing, within 15 calendar days of receipt.

        (b)   Within 30 calendar days after the end of the first month after Closing and each month of the term thereafter and within 30 calendar days after the last day of the term hereof, Supplier shall invoice the Buyers in arrears for (i) the Schedule D Unit-Based Service Fees and Special Service Fees covering all Transition Services provided in the immediately preceding calendar month, or a pro-rata portion of such fees for any partial month and (ii) any Taxes arising from or relating to such payments. The Buyers shall pay each such invoice, less any amounts disputed in writing, within 15 calendar days of receipt.

        (c)   If the Buyers or FairPoint in good faith dispute owing any amount stated on an invoice, they shall notify Supplier in writing stating the amount of the dispute and giving the reasons for the dispute. The dispute shall be resolved pursuant to the provisions of Article XIX below.

        (d)   All payments by the Buyers or FairPoint under this Agreement shall be in U.S. dollars by wire transfer of immediately available funds to Supplier's designated account.

        6.4    Invoices.    All invoices for amounts due under this Agreement on which Taxes would be due shall indicate the jurisdiction of taxation for such Tax. In addition, with each invoice, Supplier shall provide Buyers or FairPoint with a reasonably-detailed breakdown of the Third-Party Vendor Costs and other charges included on such invoice; provided that Supplier received such a breakdown from such third parties.

        6.5    Late Payment.    All amounts due Supplier under this Agreement that are not paid within 30 calendar days of their due date (other than any amount which is properly disputed) shall bear interest at the Applicable Rate from the due date until paid.

        6.6    Surviving Obligations.    FairPoint upon early termination of this Agreement pursuant to Section 14.1(a), or Buyers upon early termination of this Agreement pursuant to Sections 14.1(b), or (c), as applicable shall be responsible for paying amounts due or owing to Supplier up to the effective date of such termination. To the extent FairPoint or the Buyers have made any advance payments of Fixed Monthly Service Fees or Third-Party Vendor Costs at the time of early termination, and Supplier has been credited for or is not obligated to pay such Third-Party Vendor Costs, Supplier will issue a credit to the Buyers or FairPoint for the unused portion of any such payments. Buyers' and FairPoint's obligations to reimburse Supplier for any Third- Party Vendor Costs paid by Supplier shall survive termination of any or all Transition Services or this Agreement.

ARTICLE VII

SERVICE LEVEL COMMITMENTS

        7.1    General.    Supplier and its Affiliates shall devote such time, effort and resources to the performance of Transition Services specified in Schedule A, Schedule C and Schedule D in a manner that generally meets any applicable service levels and other requirements set forth in Schedule A, Schedule C and Schedule D; provided, however, that the parties agree that the obligations of Supplier and its affiliates are to tender performance and that its ability to perform will be, or may be, adversely affected by the Buyers' or FairPoint's failure to perform its obligations described in Section 2.8. Supplier further agrees that it and its Affiliates shall perform the Transition Services (i) in compliance with applicable law and any governmental or regulatory requirements and (ii) with the same overall standards of quality, timeliness and efficiency as such services are then being provided by Supplier's Affiliates to Verizon New England Inc. taking into account reasonable fluctuations that occur from month to month.

        7.2    Supplier Cooperation.    Supplier shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with FairPoint and its Affiliates, and to perform, in a timely fashion, its obligations prior to the Closing Date and after the Closing Date; provided, that such efforts shall not require Supplier and its Affiliates to (x) incur additional expenses, obligations or liabilities other than as expressly required herein, (y) disproportionably or unreasonably interfere, either individually or in the aggregate, with the conduct of the Verizon Business or (z) be inconsistent with the express terms of this Agreement or any Schedule hereto.

        7.3    Correction.    In the event Supplier fails to deliver the Transition Services in any material respect in accordance with this Agreement, Supplier shall, at its expense, resolve any such discrepancies as promptly as reasonably practicable, given the nature and severity of the matter at issue. Supplier shall keep FairPoint and Buyers informed regarding the status of its actions to resolve such discrepancies and the resolution thereof.

ARTICLE VIII

PERSONNEL AND SYSTEMS PROVIDING TRANSITION SERVICES

        8.1    Personnel.    Supplier and its Affiliates shall have the sole and exclusive responsibility for selecting and managing their personnel who provide Transition Services and shall supervise them in connection with the performance of Transition Services. Such personnel shall be qualified, in the reasonable opinion of Supplier, for the tasks to which they are assigned. Supplier or its Affiliates shall pay and be responsible for all wages, salary or other compensation, taxes, insurance and, except as expressly specified herein or in any Schedule or separate agreement, other costs and expenses with respect to such personnel.

        8.2    Intellectual Property, Equipment and Systems.    Supplier and its Affiliates shall have the sole and exclusive responsibility and discretion to select and provide the Intellectual Property, equipment and systems necessary to deliver the Transition Services, provided, however, that the foregoing shall not affect the Supplier's obligation to comply with any specified service level and the other terms and conditions of this Agreement.

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

EMPLOYMENT OF CONTRACTORS OR THIRD PARTIES

        10.1    Subcontractors.    To the extent that Supplier or any of its Affiliates determines that it is desirable for any reason in their sole discretion, Supplier may contract with reasonably-qualified third parties to provide any or all Transition Services to the Buyers for the remainder of the term and (ii) further, if in the judgment of counsel for Supplier, any requirement of law precludes Supplier from performing any Transition Service or performing any of its obligations of this Agreement, Supplier may assign the performance of those obligations to a reasonably-qualified third party selected by Supplier in its reasonable discretion.

        10.2    Subcontractor Payments.    Supplier shall remain fully responsible for its performance of this Agreement in accordance with its terms, including any obligations it performs through third parties, and Supplier shall be solely responsible for all payments due to third parties. Notwithstanding anything to the contrary, amounts due from Supplier and its Affiliates to their subcontractors shall not be included in the Third-Party Vendor Costs to the extent such amounts are for services that are duplicative of services for which Supplier is charging Buyers or FairPoint any fee.

ARTICLE XI

SINGLE POINT OF CONTACT; DISPUTE RESOLUTION

        11.1    Single Point of Contact.    FairPoint and Supplier shall each appoint a person who shall be available to receive communications and coordinate responses to questions and concerns on behalf of their respective parties and their Affiliates with respect to this Agreement or the Transition Services, including billing and operational matters ("Single Point of Contact"). Except in respect of the activities of the Cutover Planning Committee or the Team Leaders described in Section 4.1, or unless otherwise authorized in writing or set forth in the policies and procedures of Supplier or its Affiliates or as specified on any Schedule hereto, FairPoint and Supplier agree that their representatives and employees shall not contact any representatives of the other party, other than the designated Single Point of Contact. Notwithstanding the provisions of this Article XI, in the event of any network or service outage or other similar emergency relating to any Transition Service, a party shall attempt to contact the Single Point of Contact of the other party, but may also directly contact that person most able to resolve the emergency expeditiously.

        11.2    Dispute Resolution.    The Single Points of Contact shall meet as often as reasonably necessary in an effort to resolve disputes without the necessity of any formal proceeding relating thereto. If the Single Points of Contact do not resolve a dispute within 30 calendar days, then either party may escalate the dispute to its Senior Executive Officer. If such dispute cannot be resolved by the

Senior Executive Officers of the parties within 10 days after initiation of discussions, either party may initiate formal proceedings as permitted by this Agreement. The foregoing requirements and limitations shall not, however, prevent a party from: (i) seeking injunctive relief in circumstances permitted by this Agreement, or (ii) terminating this Agreement (in whole or in part) in accordance with Article XIV.

ARTICLE XII

POLICIES, PROCEDURES AND TRAINING

        12.1    Policies and Procedures.    Supplier and its Affiliates agree to follow and abide by all commercially- reasonable written policies and procedures provided by FairPoint or Buyers from time to time in connection with the provision of Transition Services with respect to access to FairPoint's or its Affiliates' systems or premises, to the extent that such policies and procedures do not conflict with the requirements of this Agreement or any Schedule hereto. FairPoint and its Affiliates agree to follow and abide by all commercially-reasonable written policies and procedures provided by Supplier from time to time in connection with the provision of Transition Services with respect to (i) provision of data by FairPoint, Buyers or their Affiliates to Supplier or its Affiliates, (ii) Buyers' access to or use of any Supplier or Affiliate computer support systems and (iii) plant work and right-of-access rules as further described in Article XX, all to the extent that such policies and procedures do not conflict with the requirements of any schedule hereto, it being understood that the policies applicable to Verizon New England Inc. as of the Closing Date shall be deemed to be commercially reasonable.

        12.2    Training.    To the extent that a party deems reasonably necessary, the other party shall make its employees or representatives reasonably available for training with respect to its policies and procedures, at times and locations mutually agreed upon by the parties. The parties may charge a fee for such training consistent with the provisions of Section 2.3 hereof.

        12.3    No Warranty.    The parties acknowledge and agree that Supplier and its Affiliates are not generally in the business of providing commercial transition services, and accordingly, neither Supplier nor any of its Affiliates makes any representation or warranty that any policies, procedures or training materials shall be complete, accurate or suitable for FairPoint's or the Buyers' purposes, nor shall Supplier be required to revise such policies, procedures or training materials for any reason.

ARTICLE XIII

TERM

        13.1    Term.    This Agreement shall become effective as of the date first written above and shall expire without notice upon the earlier of: (i) the date that a termination pursuant to Section 14.1 becomes effective, or (ii) the date identified in a Cutover Date Notice delivered by Supplier pursuant to Section 13.6 hereof, after receipt of a Notice of Readiness for Cutover described in Section 13.2 hereof, which date shall be in the month of January, March, May, July, September or November immediately following the 15-month anniversary of the Closing Date, or (iii) in respect of early termination of the Schedule A Services, Schedule C and Schedule D Services, (terminating at the same time) the date identified in a Cutover Date Notice delivered by Supplier pursuant to Section 13.6 hereof after receipt of a Notice of Readiness for Cutover described in Section 13.3 hereof, which date shall be in the month of January, March, May, July, September or November, or (iv) in respect of early termination of the Schedule A Services and Schedule D Services only (without termination of Schedule C Services), the date identified in a Cutover Notice delivered by Supplier pursuant to Section 13.6 hereof after receipt of a Notice of Readiness for Cutover described in Section 13.4, which date shall be in the month of January, March, May, July, September or November, or (v) in respect of early termination of the Schedule C services only (without termination of Schedule A Services or Schedule D Services) the date identified in a Cutover Notice delivered by Supplier pursuant to Section 13.6 hereof after receipt of a Notice of Readiness for Cutover described in Section 13.5, which date shall be in the month of January, March, May, July, September or November. Supplier and its Affiliates shall commence providing Transition Services described on Schedules A, C and D on the Closing Date of the Merger and, upon receipt of the Initial Payment. Subject to the terms and conditions hereof and of the Cutover Plan shall provide each Transition Service for the remainder of the term hereof.

        13.2    Full Term Cutover Notice.    Unless this agreement is earlier terminated pursuant to the provisions of Article XIV or pursuant to the provisions of Sections 13.3, 13.4 or 13.5, at least 60 calendar days prior to the 15-month anniversary of the Closing Date, Surviving Corporation shall deliver to Supplier either (i) an irrevocable "Notice of Readiness for Cutover", which shall include a representation to the effect that Surviving Corporation or Buyers have made arrangements to operate the Spinco Business without any Transition Services from Supplier or have engaged a third party to provide such services, or (ii) an irrevocable "Notice of Intention to Holdover" which shall include a representation to the effect that either the Surviving Corporation and the Buyers have not made arrangements to operate the Spinco Business without any Transition Services from Supplier and have not engaged a third party to provide such services. Surviving Corporation shall also deliver to Supplier a Notice of Readiness for Cutover, at such time as Surviving Corporation is prepared to end a Holdover Period as described in Section 14.2.

        13.3    Notice of Readiness for Early Cutover in Respect of Schedule A, Schedule C and Schedule D Services.     Surviving Corporation may at any time after the later of the 13 month anniversary of the date hereof and the 1 month anniversary of the Closing Date, deliver to Supplier an irrevocable "Notice of Readiness for Cutover" in respect of Schedule A, Schedule C and Schedule D Services (to be terminated on the same date), which notice shall include a representation to the effect that Surviving Corporation or Buyers have made arrangements to operate the Spinco Business without any Schedule A, Schedule C and Schedule D Services from Supplier or have engaged a third party to provide such services. The effective date for any such Notice of Readiness for Cutover shall be deemed to be the last calendar day of the month in which such notice is received by Supplier (the "Notice Effective Date")

        13.4    Notice of Readiness for Early Cutover in Respect of Schedule A Services and Schedule D Services Only.     Surviving Corporation may at any time after the later of the 13 month anniversary of the date hereof and the 1 month anniversary of the Closing Date, deliver to Supplier an irrevocable "Notice of Readiness for Cutover" in respect of Schedule A Services and Schedule D Services only (it being understood that in such case, Schedule C Services shall continue after termination of Schedule A Services and Schedule D Services), which notice shall include a representation to the effect that Surviving Corporation or Buyers have made arrangements to operate the Spinco Business without any Schedule A Services and Schedule D Services from Supplier or have engaged a third party to provide such services. The effective date for any such Notice of Readiness for Cutover shall be deemed to be the last calendar day of the month in which such notice is received by Supplier (the "Notice Effective Date")

        13.5    Notice of Readiness for Early Cutover in Respect of Schedule C Services Only.    Surviving Corporation may at any time after the later of the 13 month anniversary of the date hereof and the 1 month anniversary of the Closing Date, deliver to Supplier an irrevocable "Notice of Readiness for Cutover" in respect of Schedule C Services only (it being understood that in such case, Schedule A Services and Schedule D Services shall continue after termination of Schedule C Services), which notice shall include a representation to the effect that Surviving Corporation or Buyers have made arrangements to operate the Spinco Business without any Schedule C Services from Supplier or have engaged a third party to provide such services.. The effective date for any such Notice of Readiness for Cutover shall be deemed to be the last calendar day of the month in which such notice is received by Supplier (the "Notice Effective Date")

        13.6    Cutover Date Notice.    Within 10 calendar days of Supplier's receipt of a Notice of Readiness for Cutover described in Section 13.2, Supplier shall deliver to Surviving Corporation a "Cutover Date Notice" identifying the specific date for Cutover and termination of all Transition Services. Supplier shall also deliver a Cutover Date Notice to Surviving Corporation in connection with any termination pursuant to the provisions of Section 14.1(b),(c) or 14.2. In respect of any Cutover Date Notice delivered after receipt of a Notice of Readiness for Cutover pursuant to Section 13.3, 13.4 or 13.5 above, the Cutover Date shall be a date which is not earlier than 50 days nor later than 90 days after the Notice Effective Date if such date is in the month or January, March, May, July, September or November. If the date required by the immediately preceding sentence is not in one of the named months, then Cutover Date shall be within the next calendar month. In determining in its reasonable discretion the specific cutover date to include in a Cutover Date Notice, in addition to other factors, Supplier shall consider Supplier's Affiliates month-end financial data processing and the last regular monthly bill cycle. The date on which the Cutover and termination of all remaining Transition Services to any part of the Spinco Business occurs shall be referred to as the "Final Cutover Date."

ARTICLE XIV

TERMINATION

        14.1    Termination of Agreement.

        (a)   This Agreement shall automatically terminate upon the termination of the Merger Agreement.

        (b)   Supplier may terminate this Agreement at: (i) for non-payment of any fee or amount due under this Agreement which is not disputed or was disputed in bad faith after providing at least 30 days prior written notice to FairPoint to cure or (ii) after a Change of Control (other than pursuant to the transactions contemplated by the Distribution Agreement or the Merger Agreement). A termination pursuant to this section shall be effective on the date identified in a Cutover Date Notice delivered by Supplier, which date shall be in the month of January, March, May, July, September or November immediately following the expiration of the 30-day cure period or Change of Control described above.

        (c)   FairPoint may terminate this Agreement for a material breach after providing the Supplier at least 60 days prior written notice and a reasonable opportunity to cure. A termination pursuant to this section shall be effective on the date identified in a Cutover Date Notice delivered by Supplier, which date shall be in the month of January, March, May, July, September or November immediately following the expiration of the 60-day cure period described above.

        (d)   This Agreement shall terminate automatically upon the Final Cutover Date.

        14.2    Post Expiration Continuation of Services.    Buyers and FairPoint acknowledge and agree that Buyers must be prepared to perform, or have other third parties perform on their behalf, all of the remaining Transition Services without interruption upon the Cutover. Supplier agrees to reasonably cooperate in such planning and preparation and to reasonably cooperate in the transition of the remaining Transition Services to the Buyers, Surviving Corporation or their designee, including by performing the tasks assigned to it in the Cutover Plan. If at the time for termination, the Buyers have not made arrangements to operate the Spinco Business without any remaining Transition Services from Supplier or have not engaged a third party to provide such services, and after the time for termination, the Buyers continue to receive any of the remaining Transition Services for any reason, then the parties agree that Supplier and its Affiliates shall continue to provide all such Transition Services, until (i) such time as Buyers can transition off all of Transition Services and (ii) the effective date of termination as described hereafter ("Holdover Period"). The Holdover Period shall end and the effective date of termination shall be on the date identified in a Cutover Date Notice delivered by Supplier, which date shall be in the month of January, March, May, July, September or November which is at least 30 calendar days following receipt by Supplier of Buyers' Notice of Readiness for Cutover.

        14.3    Survival.    The following provisions will survive any expiration or termination of this Agreement with respect to any or all of the Transition Services: Article II ("Transition Services"), Article V ("Third-Party Intellectual Property"), Article VI ("Payment For Transition Services"), Article IX ("Non-Solicitation of Employees"), Article XV ("Limitation on Liabilities"), Article XVI ("Indemnification"), Article XVIII ("Records; Access"), Article XIX ("Dispute Resolution"), Article XXII ("Miscellaneous") and this Article XIV ("Termination").

ARTICLE XV

LIMITATION ON LIABILITIES

        15.1    Limitation on Liabilities.    Except as otherwise provided in this Article XV, the liability of Supplier and its Affiliates on the one hand, and of FairPoint, Surviving Corporation, the Buyers or their Affiliates on the other hand, arising out of or relating to this Agreement, including without limitation on account of performance or nonperformance of obligations hereunder, regardless of the form of the cause of action, whether in contract, tort (including without limitation gross negligence), statute or otherwise, shall in no event exceed: (i) with respect to Supplier's liability, the sum of the amounts paid to Supplier during the term contemplated hereby (excluding Schedule C and Schedule D Third-Party Vendor Costs and Taxes) under this Agreement during the term at the time the liability arises under this Agreement and (ii) with respect to Buyers' liability, FairPoint's or Surviving Corporation's liability, the sum of the amounts payable to Supplier were this Agreement to continue in effect for the entire 15-month term contemplated hereby.

        15.2    No Warranties; No Special Damages.    SUPPLIER AND ITS AFFILIATES MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TRANSITION SERVICES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE XV, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR AFFILIATES BE LIABLE HEREUNDER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND ARISING FROM THE BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTION.

        15.3    Exceptions to Limitations.    Notwithstanding Sections 15.1 and 15.2 above, the caps on the amount of liability and the limitations on type of liability described therein shall not apply to: (i) the willful misconduct of a party, (ii) any violation by Supplier of Section 2.9, (iii) third party indemnity obligations pursuant to Article XVI below, or (iv) any violation of Section 22.15.

ARTICLE XVI

INDEMNIFICATION

        16.1    Indemnification by Surviving Corporation.    FairPoint and, after the Closing Date, the Surviving Corporation and Buyers shall, jointly and severally, indemnify and hold harmless Supplier and its Affiliates and their respective officers, directors, employees, successors and assigns (collectively, "Supplier Indemnitees") from and against any expense, claim, loss or damage (including court costs and reasonable attorney's fees) ("Losses") suffered or incurred by any of the Supplier Indemnitees in connection with any third-party claims against any of the Supplier Indemnitees arising from or relating to:

          (a)   all claims for bodily injury to persons or physical damage to tangible personal or real property for which FairPoint (and after the Closing Date Surviving Corporation and Buyers) are legally liable to that third party, except to the extent caused by the negligence or intentional misconduct of Supplier Indemnitees;

          (b)   all claims arising from a violation of any federal, state, local or foreign law, rule, regulation or order applicable to FairPoint by FairPoint;

          (c)   all claims for any Tax owed by Surviving Corporation and Buyers under Article XVII (including any Tax that is the subject of an exemption certificate which exemption is determined to have been inapplicable in whole or in part);

        16.2    Indemnification by Supplier.    Supplier shall indemnify and hold harmless FairPoint and after the Closing Date Surviving Corporation and Buyers and their respective officers, directors, employees, successors and assigns (collectively, "FairPoint Indemnitees") from and against any Losses suffered or incurred by any of the FairPoint Indemnitees in connection with any third-party claims against any of the FairPoint Indemnitees, arising from or relating to:

          (a)   all claims for bodily injury to persons or physical damage to tangible personal property or real property for which Supplier (and prior to the Closing Date Buyers) are legally liable to that third party, except to the extent caused by the negligence or intentional misconduct of FairPoint Indemnitees;

          (b)   all claims arising from a violation of any federal, state, local or foreign law, rule, regulation or order applicable to Supplier by Supplier; and

          (c)   all claims for any Tax owed by Supplier under Article XVII.

        16.3    Tax Indemnification.    FairPoint and after the Closing Date Buyers shall also jointly and severally indemnify and hold harmless Supplier and its Affiliates from and against any Tax owed to any of them under Article XVII (including any Tax that is the subject of an exemption certificate which exemption is determined to have been inapplicable in whole or in part), plus any costs or expenses (including reasonable attorneys' fees) suffered or incurred by Supplier or any Affiliate in defending itself against a claim for such Taxes.

        16.4    Indemnification Procedure- Defense of Claims.

        (a)   (a) Third Party Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity that is not either a FairPoint Indemnitee or a Supplier Indemnitee (each, a "Third Party Claim") against such Indemnitee, with respect to which an Indemnitor is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnitor prompt written notice thereof, but in any event not later than ten calendar days after receipt of notice of such Third Party Claim, provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnitor shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof at such Indemnitor's expense with counsel reasonably satisfactory to the Indemnitee, provided that the Indemnitor shall not have the right to assume the defense of any Third Party Claim in the event such Third Party Claim is primarily for injunctive relief or criminal penalty of the Indemnitee, and in any such case, the reasonable fees and expenses of counsel to the Indemnitee in connection with such Third Party Claim shall be considered "Losses" for purposes of this Agreement. Whether or not the Indemnitor elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (1) the employment of such separate counsel has been specifically authorized in writing by the Indemnitor; (2) the Indemnitor has failed to assume the defense of such Third Party Claim within 20 calendar days after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee; or (3) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnitor and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more good faith defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnitor or that the Indemnitor and Indemnitee have actual material conflicting interests with respect to such claim, demand, action or cause of action. Notwithstanding the foregoing, the Indemnitor shall not be liable for the fees and disbursements of more than one counsel for all Indemnitees in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of an Indemnitee, which shall not be unreasonably withheld or delayed, the Indemnitor will not enter into any settlement of or consent to the entry of judgment in connection with any Third Party Claim that (i) would lead to liability or create any financial or other obligation on the part of the Indemnitee, (ii) does not contain, as an unconditional term thereof, the release of the Indemnitee from all liability in respect of such Third Party Claim or such Third Party Claim is not dismissed against the Indemnitee with prejudice and without the imposition of any financial or other obligation on the Indemnitee or (iii) admits the liability or fault of the Indemnitee (the "Settlement Requirements"). If a settlement offer solely for money damages (and otherwise satisfying the Settlement Requirements) is made to resolve a Third Party Claim and the Indemnitor notifies the Indemnitee in writing of the Indemnitor's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnitee and if the Indemnitee fails to consent to such settlement offer within ten calendar days after its receipt of such notice, Indemnitee may continue to contest such claim, free of any participation by the Indemnitor, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnitor has an obligation to pay hereunder shall be limited to the lesser of (x) the amount of the settlement offer that the Indemnitee declined to accept plus the Losses of the Indemnitee relating to such Third Party Claim through the date of its rejection of the settlement offer or (y) the aggregate Losses of the Indemnitee with respect to such claim. The party controlling any defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith all reasonable recommendations made by the other party with respect thereto.

        (b)   Direct Claims. Any claim by an Indemnitee for Losses that do not result from a Third Party Claim (each, a "Direct Claim") shall be asserted by giving the Indemnitor prompt written notice thereof, but in any event not later than 60 calendar days after the incurrence thereof or such Indemnitee's actual knowledge of such event (whichever is later), provided, however, that the failure of an Indemnitee to notify the Indemnitor within the time period set forth herein shall only relieve the Indemnitor from its obligation to indemnify to the extent that the Indemnitor is materially prejudiced by such failure or delay (whether as a result of the forfeiture of substantive rights or defenses or otherwise), and the Indemnitor will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30 calendar day period, the Indemnitor will be deemed to have accepted such claim. If the Indemnitor rejects such claim, the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article XVI.

        16.5    Surviving Liability.

        (a)   As of the date hereof and until the Closing, FairPoint shall be liable for any amounts owed to Supplier and its Affiliates pursuant to this Agreement.

        (b)   As of the Closing and thereafter, Surviving Corporation and Buyers shall be jointly and severally liable for any amounts owed to Supplier and its Affiliates pursuant to this Agreement.

ARTICLE XVII

TAXES

        17.1    Taxes.    The Buyers shall pay Supplier or its Affiliates for any Tax (except income taxes) levied upon any Transition Service or Schedule B Service or on Supplier or an Affiliate with respect to any Transition Service or Schedule B Service; provided, however, to the extent Tax is not collected and remitted by Supplier or its Affiliates, Buyers may remit such Tax directly to the appropriate Governmental Authority. If the Buyers determine that any Transition Service or Schedule B Service is exempt from a Tax, the Buyers shall provide Supplier with a properly completed and timely exemption certificate for each jurisdiction for which the Buyers are claiming an exemption before Supplier may exclude the respective Tax from the amounts charged the Buyers. Supplier will invoice the Buyers for applicable Taxes with respect to the Transition Services in the manner provided in Article VI. If the Buyers dispute any invoice for Taxes owing in good faith, it shall immediately notify Supplier in writing, giving the reasons for the dispute. The Buyers shall be responsible for and will reimburse Supplier for any costs and expenses incurred by Supplier in contesting those Taxes disputed by the Buyers before the appropriate Governmental Authority. Any amount due under this paragraph, which is not paid within 30 calendar days that is not subject to a good faith dispute, shall bear interest at the Applicable Rate until paid. Notwithstanding the foregoing, the Buyers shall not be obligated for, and Supplier shall pay, all Taxes on the income of Supplier (and, prior to the Closing, Buyers), and each party shall bear sole responsibility for all real or personal property-related Taxes on its owned or leased real or personal property (including sales and use taxes on such property acquired in order to provide the Transition Services), for franchise or similar Taxes on its business, for employment Taxes on its employees, and for intangible Taxes on property it owns or licenses.

ARTICLE XVIII

RECORDS; ACCESS

        18.1    Records.    Supplier and its Affiliates shall maintain records with respect to the Transition Services that are in a form and contain a level of detail similar to records, if any, that are maintained in providing similar services for Verizon New England Inc. and the Contributing Companies (and in any event consistent with applicable law), for a period of 1 year after the termination of this Agreement or such longer period as required by applicable law. Supplier shall also maintain records in accordance with applicable law and generally accepted accounting principles to substantiate charges for Third-Party Intellectual Property and Taxes for a period of 18 months from the date of termination or expiration of this Agreement. During the period in which Supplier is required to maintain such records, upon prior written request to Supplier, Buyers shall have access to such records during normal business hours of Supplier or its applicable Affiliate at the place where such records are normally maintained.

        18.2    Access to Books, Records, Personnel.    During the term of this Agreement and for a period of 18 months thereafter, Supplier and its Affiliates shall permit Buyers and their employees, auditors and other representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to books and records and appropriate personnel of Supplier and its Affiliates, to the extent such access is reasonably requested by Buyers in order to permit the evaluation of, and any required reporting, certifications and attestations with respect to, internal controls, processes and systems in connection with the provision of the Transition Services for purposes of compliance with the Sarbanes-Oxley Act of 2002.

ARTICLE XIX

DISPUTE RESOLUTION

        19.1    General.    Except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which shall not include any challenge or dispute as to the rate for any Transition Service payable under Article II or Section 14.2(b), shall attempt to be settled first, by good faith efforts of the parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.

        19.2    Initiation.    A party that wishes to initiate the dispute resolution process shall send written notice to the other party with a summary of the controversy and a request to initiate these dispute resolution procedures. Each party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations (i) shall be treated as confidential information under the Confidentiality Agreement developed for purposes of settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible in the arbitration described above or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The parties agree to pursue resolution under this subsection for a minimum of 30 calendar days before requesting arbitration.

        19.3    Arbitration Request.    If the dispute is not resolved under the preceding subsection within 30 days of the initial written notice, either party may demand arbitration by sending written notice to the other party. The parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both parties, as selected under the rules of the American Arbitration Association. The dispute shall then be administered according to the American Arbitration Association's Commercial Arbitration Rules, with the following modifications: (i) the arbitration shall be held in a location mutually acceptable to the parties, and, if the parties do not agree, the location shall be New York City, New York; (ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (iv) except for breaches related to Confidential Information, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than 30 days after the date of the demand for arbitration; and (vi) the arbitrator's decision shall be given within 5 days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Each party to the dispute shall bear its own expenses arising out of the arbitration, except that the parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.

        19.4    Injunctive Relief and Specific Performance.

        (a)   The foregoing and Section 22.8 below notwithstanding, each party shall have the right to seek injunctive relief in any permitted court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.

        (b)   If Supplier materially breaches its obligations with respect to planning for Cutover set forth in Article IV, Supplier agrees that FairPoint would be irreparably harmed, and, without any additional findings of irreparable injury or harm or other considerations of public policy, FairPoint shall be entitled to apply to a court of competent jurisdiction for and, provided FairPoint follows the appropriate procedural requirements (including notice and an affidavit that FairPoint has not failed to perform its material obligations set forth in Article IV). Supplier shall not oppose the granting of an injunction compelling specific performance by the Supplier of its obligations under Article IV of this Agreement without the necessity of posting any bond or other security.

ARTICLE XX

PLANT WORK RULES AND RIGHT OF ACCESS

        20.1    Compliance.    Subject to any policies and procedures provided as set forth in Article XII above, the employees, subcontractors and agents of the parties, while on the premises of the other, shall comply with all reasonable and customary plant rules, regulations and standards for security which are not in violation of the terms and conditions of this Agreement.

        20.2    Access to Facilities.    Each party shall permit reasonable access commensurate with the requirements of the tasks to be performed during normal working hours to its facilities that are used in connection with the performance of Transition Services. No charge shall be made for such visits. Reasonable prior notice shall be given when access is required.

        20.3    Computer Matters.    Subject to any policies and procedures provided as set forth in Article XII above, to the extent that the Transition Services include a party's access to computer support systems or electronic data storage systems of the other party or its Affiliates, whether on-site or through remote facilities, the accessing party shall use such computer support systems solely for the purpose of providing or receiving Transition Services. An accessing party or its Affiliates shall not access or attempt to access any computer system, electronic file, software or other electronic services other than those specifically required to accomplish or receive the Transition Services required under this Agreement. Under no circumstances shall either party's personnel access any networks or facilities of the other party for the purpose of accessing other external networks, nor shall any such capabilities for such access be published or made known via any medium, as for example and not by way of limitation, posting on bulletin boards or E-mail. Any such use or publication shall be a material breach of this Agreement. Neither party shall use back doors, data capture routines, games, viruses, worms or Trojan horses, and any intentional introduction of such into the other party's data networks shall be deemed a material breach of this Agreement. The party receiving access shall limit such access to those of its employees whom the other party has authorized in writing to have such access in connection with this Agreement or the applicable Transition Service, and shall strictly follow all security rules and procedures for use of the providing party's electronic resources. All user identification numbers and passwords and any information obtained as a result of access to and use of a party's computer and electronic data storage systems shall be deemed to be, and shall be treated as, Confidential Information under applicable provisions of the Confidentiality Agreement. Each party agrees to cooperate with the other in the investigation of any apparent unauthorized access to a party's computer or electronic data storage systems.

ARTICLE XXI

INSURANCE

        21.1    Coverage.    During the term of this Agreement, each party shall obtain and maintain the following insurance: (i) Commercial General Liability, including coverage for (a) premises/operations, (b) independent contractors, (c) products/completed operations, (d) personal and advertising injury, (e) contractual liability and (f) explosion, collapse and underground hazards, with combined single limit of not less than $5,000,000.00 each occurrence or its equivalent; (ii) Worker's Compensation in amounts required by applicable law and Employer's Liability with a limit of at least $1,000,000.00 each accident; and (iii) Automobile Liability including coverage for owned/leased, non-owned or hired automobiles with combined single limit of not less than $1,000,000.00 each accident.

        21.2    Self-insurance.    Without limiting the required coverage amounts set forth in Section 21.1, all parties expressly acknowledge that a party shall be deemed to be in compliance with the provisions of this Section 21.2 if it maintains an approved self-insurance program providing for retention of up to $1,000,000.00. If either party provides any of the foregoing coverage on a claims-made basis, such policy or policies shall be for at least a 3 year extended reporting or discovery period.

        21.3    Rating.    Unless otherwise agreed, all insurance policies shall be obtained and maintained with companies rated A or better by Best's Key Rating Guide, and each party shall, upon request, provide the other party with an insurance certificate confirming compliance with the requirements of this Section 21.3.

        21.4    Subrogation.    The parties shall each obtain from the insurance companies providing the coverage required by this Agreement, the permission of such insurers to allow such party to waive all rights of subrogation and such party does hereby waive all rights of said insurance companies to subrogation against the other party, its affiliates, subsidiaries, assignees, officers, directors and employees.

        21.5    Indemnification.    In the event any party fails to maintain the required insurance coverage and a claim is made or suffered, such party shall indemnify and hold harmless the other parties from any and all claims for which the required insurance would have provided coverage.

ARTICLE XXII

MISCELLANEOUS

        22.1    Notices.    All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one business day after having been dispatched for next-day delivery by a nationally-recognized overnight courier service to the appropriate party at the address specified below:

        (a)   If to the Buyers, to:

    Northern New England Telephone Operations Inc.
    c/o Verizon Communications Inc.
    One Verizon Way, VC22E202
    Basking Ridge, NJ 07920
    Facsimile: (908) 696-2172
    Attn: Stephen E. Smith
             Vice President

    With a copy (which shall not constitute notice) to:

    Dale R. Chamberlain
    Assistant General Counsel
    Verizon Communications Inc.
    One Verizon Way, VC 54S403
    Basking Ridge, NJ 07920
    Facsimile: (908) 696-2068

    and

    Debevoise & Plimpton LLP
    919 Third Avenue
    New York, NY 10022
    Facsimile: (212) 909-6836
    Attn: Kevin M. Schmidt

        (b)   If to the FairPoint or Surviving Corporation, to:

    FairPoint Communications, Inc.
    521 E. Morehead St., Ste. 250
    Charlotte, NC 28202
    Facsimile: 704.344.1594
    Attn: Peter G. Nixon
             Chief Operating Officer

    and

    FairPoint Communications, Inc.
    521 E. Morehead St., Ste. 250
    Charlotte, NC 28202
    Facsimilie: 704.344.1594

    Attn: Shirley J. Linn
             Executive Vice President and General Counsel

    With a copy to (which shall not constitute notice):

    Paul, Hastings, Janofsky & Walker LLP
    75 East 55th Street
    New York, NY 10022
    Facsimile No.: (212) 230-7700
    Attn: Thomas E. Kruger

        (c)   If to Supplier, to:

    Verizon Information Technologies LLC
    c/o Verizon Communications Inc.
    One Verizon Way, VC22E202
    Basking Ridge, NJ 07920
    Facsimile: (908) 696-2172
    Attn: Stephen E. Smith Vice President

    With a copy (which shall not constitute notice) to:

    Dale R. Chamberlain
    Assistant General Counsel
    Verizon Communications Inc.
    One Verizon Way, VC 54S403
    Basking Ridge, NJ 07920
    Facsimile: (908) 696-2068

    and

    Debevoise & Plimpton LLP
    919 Third Avenue New York, NY 10022
    Facsimile: (212) 909-6836
    Attn: Kevin M. Schmidt

or to such other address or addresses as such party may, from time to time, designate by like notice.

        22.2    Assignment; Exclusivity.    The Buyers, FairPoint, Surviving Corporation and their Affiliates shall not assign any of their rights or obligations under this Agreement (by assignment, operation of law, merger or otherwise) without the prior written consent of Supplier, which may be withheld in its sole discretion, and any such prohibited assignment shall be null and void; provided, however, that (i) Buyers and FairPoint may, without the consent of Supplier, (A) assign any of their rights and obligations, in whole or in part, hereunder to any Affiliate of Buyers controlled, directly or indirectly, by FairPoint (it being agreed that any such assignment shall not relieve Buyers or FairPoint from their respective obligations hereunder) and (B) collaterally assign, in whole or in part, any of their rights hereunder as security to one or more lenders; provided that such lenders agree to the terms and conditions of this Agreement. The Supplier may assign any of its rights and obligations to an Affiliate or Affiliates of Supplier without the consent of Buyers, FairPoint or Surviving Corporation (it being agreed that, any such assignment shall not relieve Supplier of its obligations hereunder). This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns.

        22.3    Amendments.    This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of all parties.

        22.4    Headings/Captions.    The headings and captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement nor as in any way limiting or amplifying the terms and provisions hereof.

        22.5    Entire Agreement.    This Agreement (together with its Schedules), the Distribution Agreement and the Merger Agreement supersede and revoke any prior discussions and representations, other agreements, term sheets, commitments, arrangements or understandings of any sort whatsoever, whether written or oral, that may have been made or entered into by the parties relating to the matters contemplated hereby; provided, that if there is a conflict between the provisions of the Distribution Agreement, the Merger Agreement and this Agreement, the provisions of this Agreement shall govern and control.

        22.6    Waiver.    Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege available to each party at law or in equity.

        22.7    Counterparts.    This Agreement may be executed in one or more counterparts, any or all of which shall constitute one and the same instrument.

        22.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York (except that no effect shall be given to any conflicts of law principles of the State of New York that would require the application of the laws of any other jurisdiction). The parties irrevocably submit to the exclusive jurisdiction of any New York State Court or any Federal Court located in the borough of Manhattan in the City of New York for purposes of any suit, action or other proceeding to enforce the provisions of Article XIX or any arbitration award under Article XIX. The parties agree that service of process, summons or notice or document by U.S. registered mail to such party's respective address set forth in Section 21.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. In the event of any breach of the provisions of this Agreement, the non-breaching party shall be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance, where the applicable legal standards for such relief in such courts are met, in addition to all other remedies available to the non-breaching party with respect thereto at law or in equity.

        22.9    Further Assurances.    From time to time after the Closing Date, as and when requested by one of the parties, the other parties will use their commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Supplier and the Buyers, to provide or receive the services or perform the obligations contemplated by this Agreement.

        22.10    Severability.    If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill, as closely as possible, the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

        22.11    No Third-Party Beneficiary.    Nothing herein expressed or implied is intended to confer upon any Person, other than the parties and their respective permitted assignees, any right, obligations or liabilities under or by reason of this Agreement; provided however, that notwithstanding the foregoing, each subsidiary of the Surviving Corporation which engages in the Spinco Business as conducted on the Closing Date as a successor to one or more of the Contributing Companies in whole or in part is an intended third-party beneficiary.

        22.12    Independent Contractor.    The parties hereto understand and agree that this Agreement does not make any of them an agent or legal representative of any other for any purpose whatever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other party or to bind any other party in any manner whatsoever. The parties expressly acknowledge (i) that Supplier and its Affiliates are independent contractors with respect to the Buyers and their Affiliates in all respects, including, without limitation, the provision of Transition Services and (ii) the parties are not partners, joint venturers, employees or agents of or with each other.

        22.13    Governing Provisions.    To the extent that any of the provisions, terms or conditions set forth in this Agreement are inconsistent or conflict with any specific provisions or descriptions set forth in any Schedule to this Agreement, the provisions of the Schedule shall govern and control, provided, that if the provisions of any Schedule are inconsistent with the provisions of Section 3.1 or 3.2 of this Agreement, then Section 3.1 or 3.2 shall control. If the provisions of the "General Provisions and Select Definitions" of the Schedule A, Schedule C and Schedule D, are inconsistent with or conflict with any specific Transition Service description subsection of Schedule A, Schedule C or Schedule D, then such "General Provisions and Select Definitions" shall control.

        22.14    Force Majeure.    If performance of any Transition Service or other obligation under this Agreement is prevented, restricted, interrupted or interfered with by reason of acts of God, wars, revolution, civil commotion, acts of public enemy, embargo, acts of government in its sovereign capacity, labor difficulties, including, without limitation, strikes, slowdowns, picketing or boycotts, communication line failures, power failures, or any other circumstances beyond the reasonable control and not involving any willful misconduct or gross negligence of the party seeking relief under this Section 21.14 or its Affiliates (each, a "Force Majeure Event"), such party upon giving prompt notice to the other, shall be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction or interference, provided, however, that such party shall use its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall proceed immediately with the performance of its obligations under this Agreement whenever such causes are removed or cease; provided further, however, that, except as provided in Article XIV, in no event shall any of the foregoing result in an extension of the term of this Agreement. Without limiting the generality of the foregoing, Supplier shall make available to FairPoint and Buyers any business continuity and disaster recovery services that Supplier has in place for its own operations on an equal basis as Supplier makes such business continuity and disaster recovery services available to its own operations similarly affected by such Force Majeure Event. Notwithstanding the foregoing, if Supplier's performance is excused by a Force Majeure Event, and Supplier fails to resume full performance of all its obligations hereunder within 10 business days of the onset of the Force Majeure Event, the Buyers or FairPoint may terminate this Agreement without penalty or other liability whatsoever (other than for Transition Services previously rendered), in whole or in part, immediately upon written notice to Supplier. Furthermore, if either party does not perform any of its obligations hereunder as a result of a Force Majeure Event, and the other party's performance of its obligations hereunder are conditioned upon the first party's performance, then notwithstanding anything in this Agreement to the contrary, the party's performance will be excused until such time as the first party has performed those obligations prevented by the Force Majeure Event.

        22.15    Confidentiality.    For all purposes of this Section 22.15, Confidential Information of Buyers shall be deemed Confidential Information of FairPoint, and Confidential Information of FairPoint shall be deemed Confidential Information of Buyers. For purposes of this Agreement, Confidential Information of Buyers/FairPoint shall mean (i) the Customer Data (as that term is defined in the Intellectual Property Agreement) and any updates thereto provided by Buyers or FairPoint to Supplier or any of its Affiliates pursuant to this Agreement, (ii) non-public, non-technical information based on Customer Data created by Supplier in the performance of Transition Services pursuant to this Agreement, and (iii) non-public, non-technical business information related to Cutover as disclosed by Buyer or FairPoint pursuant to Section 4.1. For purposes of this Agreement, Confidential Information of Supplier shall mean (i) Licensed Intellectual Property, (ii) any technical information provided to Buyer or FairPoint or any of their Affiliates by Supplier or any of its Affiliates pursuant to this Agreement, and (iii) any information provided to Buyer, FairPoint or any of their Affiliates or contractors by Supplier or any of its Affiliates pursuant to Section 4.1, including, but not limited to, technical information, data formats, software, documentation, and software scripts.

          (a)   Obligations

FairPoint and Supplier will each refrain from disclosure of Confidential Information of the other party to any Person not authorized by the other party and will use the Confidential Information of the other party solely for the performance of or use of Transition Services; it being understood and agreed that each party will use the same level of care (including both facility physical security and electronic security) to prevent unauthorized disclosure and/or use by third parties of the Confidential Information of the other party as it employs to avoid unauthorized disclosure or use of its own information of a similar nature, but in no event less than a reasonable standard of care. Notwithstanding the foregoing obligations (but subject to compliance with law) the parties may disclose to and permit use of the Confidential Information of the other party by their respective legal counsel, auditors, contractors and subcontractors where: (i) such disclosure and use is reasonably necessary; and (ii) such auditors, contractors and subcontractors are bound by obligations of confidentiality, non-disclosure and other terms as restrictive in scope as those set forth in this Section 22.15.

          (b)   Exclusions

Notwithstanding the foregoing, this Section 22.15 shall not apply to any information which Supplier or FairPoint can demonstrate was or is: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving party; (c) received after disclosure to it from a third party, who had a lawful right to and, without a breach of duty owed to the disclosing party, without any restriction on use or disclosure; or (d) independently developed by or for the receiving party without reference to or use of the Confidential

Information of the disclosing party. Further, either party may disclose the other party's Confidential Information to the extent required by law or order of a court or governmental agency. However, in the event of disclosure pursuant to an order of a court or governmental agency, and subject to compliance with law or such order of a court or governmental agency, the recipient of such Confidential Information shall give the disclosing party prompt notice to permit the disclosing party an opportunity, if available, to obtain a protective order or otherwise protect the confidentiality of such information, all at the disclosing party's cost and expense.

          (c)   Ownership

All Confidential Information of a party or a designated group shall remain the exclusive property of the disclosing party and the disclosure shall not grant any express or implied interest in the other party or its subcontractors to such Confidential Information. Upon written request by a party at any time and without regard to the default status of the parties under this Agreement, the other party shall promptly return to the disclosing party the Confidential Information in the format as it exists on the date of the request.

          (d)   Loss of or Unauthorized Access to Confidential Information

Each of Supplier and FairPoint shall promptly notify the other party in writing if it becomes aware of any disclosure or use in violation of this Agreement of the other party's Confidential Information that is in such party's or an Affiliate's or subcontractor's possession.

          (e)   Data Privacy

FairPoint shall be and remain the controller of Confidential Information of the Buyer for purposes of all applicable laws relating to data privacy, personal data, transborder data flow and data protection (collectively, the "Privacy Laws"), with rights to determine the purposes for which Confidential Information of Buyer is processed, and nothing in this Agreement will restrict or limit in any way FairPoint's rights or obligations as owner and/or controller of Confidential Information of Buyer for such purposes.

          (f)    Limitation

The obligations of this Section 22.15 (a) will apply after the Effective Date to any Confidential Information disclosed to the receiving party after the Effective Date and (b) will continue and must be maintained with respect to Confidential Information for a period: (i) in the case of Personally Identifiable Information or software (including software scripts and data formats), in perpetuity, and (ii) in the case of all other Confidential Information, except as otherwise set forth in the Merger Agreement, the Distribution Agreement or Intellectual Property Agreement, for a period of [ten] years from receipt.

Personally Identifiable Information means personally identifiable information included in Customer Data. Personally Identifiable Information may include social security numbers, personal credit histories, personal financial information and employment records.

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Agreement to be duly executed and delivered as of the date first above written.

VERIZON INFORMATION TECHNOLOGIES LLC.
By:	/s/ JACK M. FARRIS Name: Jack M. Farris Title: Vice President
FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ EUGENE B. JOHNSON Name: Eugene B. Johnson Title: Chief Executive Officer
NORTHERN NEW ENGLAND TELEPHONE OPERATIONS INC.
By:	/s/ STEPHEN E. SMITH Name: Stephen E. Smith Title: Vice President
ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC.
By:	/s/ STEPHEN E. SMITH Name: Stephen E. Smith Title: Vice President

Explanatory Note Regarding Schedules

        The following schedules were omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

  Schedule A. Description of Schedule A Services and the Terms and Conditions Relating to the Performance of the
          Services

        Schedule B. Information Technology Systems Isolation
            •    Annex A. Employee Code of Conduct

  Schedule C. Description of Schedule C Services and the Terms and Conditions Relating to the Performance of the
          Services

        Schedule D. ISP Services

        Schedule E. Certain ISP Cutover-Related Matters

QuickLinks

TRANSITION SERVICES AGREEMENT by and among VERIZON INFORMATION TECHNOLOGIES LLC, NORTHERN NEW ENGLAND TELEPHONE OPERATIONS INC., ENHANCED COMMUNICATIONS OF NORTHERN NEW ENGLAND INC. and FAIRPOINT COMMUNICATIONS, INC.
Table of Contents
TRANSITION SERVICES AGREEMENT
RECITALS
AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II TRANSITION SERVICES
ARTICLE III SCOPE OF SERVICES; CHANGES
ARTICLE IV CUTOVER REPORTS
ARTICLE V THIRD-PARTY INTELLECTUAL PROPERTY
ARTICLE VI PAYMENT FOR TRANSITION SERVICES
ARTICLE VII SERVICE LEVEL COMMITMENTS
ARTICLE VIII PERSONNEL AND SYSTEMS PROVIDING TRANSITION SERVICES
ARTICLE IX INTENTIONALLY OMITTED
ARTICLE X EMPLOYMENT OF CONTRACTORS OR THIRD PARTIES
ARTICLE XI SINGLE POINT OF CONTACT; DISPUTE RESOLUTION
ARTICLE XII POLICIES, PROCEDURES AND TRAINING
ARTICLE XIII TERM
ARTICLE XIV TERMINATION
ARTICLE XV LIMITATION ON LIABILITIES
ARTICLE XVI INDEMNIFICATION
ARTICLE XVII TAXES
ARTICLE XVIII RECORDS; ACCESS
ARTICLE XIX DISPUTE RESOLUTION
ARTICLE XX PLANT WORK RULES AND RIGHT OF ACCESS
ARTICLE XXI INSURANCE
ARTICLE XXII MISCELLANEOUS
Explanatory Note Regarding Schedules